FOR IMMEDIATE RELEASE


             TRINITY PARTNERS AND ADVENTURE HOLDINGS, S.A. ANNOUNCE EXECUTION OF DEFINITIVE MERGER AGREEMENT FOR BUSINESS COMBINATION

   Business Combination to provide Adventure Holdings with capital to expand drybulk fleet

New York, New York and Piraeus, Greece, March 28, 2005 - Trinity Partners Acquisition Company Inc. (OTCBB: TPQCA; TPQCB) and Adventure Holdings, S.A. jointly announced today that they have executed a definitive agreement for the merger of Trinity Partners and Adventure Holdings. The execution of the Letter of Intent for the business combination was announced on January 18, 2005. Adventure Holdings, through wholly-owned subsidiaries, owns and operates two bulk carriers, the M/V "Free Destiny" and the M/V "Free Envoy". Trinity Partners is a publicly-traded acquisition company which completed its initial public offering of Specified Term Acquisition Reserve Trust SecuritiesSM (STARTSSM) in August 2004.

Adventure Holdings is a privately-held Marshall Islands corporation headquartered in Piraeus, Greece which was organized in April 2004 and acquired the M/V "Free Destiny" in August 2004 and the M/V "Free Envoy" in September 2004. These Handysize drybulk vessels have cargo capacities of 25,240 and 26,318 deadweight tons (dwt), respectively, and are deployed under Time Period Charter arrangements. Drybulk carriers are employed for seaborne transportation of key commodities and raw materials such as iron and steel, fertilizers, minerals, forest/agricultural products (soybeans, wheat, corn), sugar, salt, ores, bauxite, alumina, cement and other construction materials transported in bulk. Strong raw materials demand in recent years from developing countries, particularly China and India, has resulted in robust growth for drybulk shipping as well as increased charter rates, attributable in part to industrywide capacity constraints.

George and Stathis Gourdomichalis and Ion Varouxakis, Managing Directors of Adventure Holdings, commented in their joint statement that, "The merger of Trinity Partners into Adventure Holdings offers Adventure highly efficient and expeditious access to the U.S. capital markets. The access to capital resulting from this transaction will enable us to expand our fleet and capitalize on strong industry dynamics."

Lawrence Burstein, President of Trinity Partners, stated, "We are very pleased to be working with the Adventure management team. Their experience in the dry bulk shipping industry is ideally suited for the strategy of acquiring additional vessels and building a larger dry bulk fleet. The merger of Trinity Partners and Adventure Holdings affords our investors entry to the very attractive opportunities in the drybulk shipping business. This sector has been attracting growing investor interest on Wall Street, with a number of drybulk shipping companies recently completing or planning initial public offerings in the U.S. financial markets."

The definitive merger agreement for the business combination contemplates the merger of Trinity Partners into Adventure Holdings, with the current shareholders of Trinity receiving one share and one warrant of Adventure Holdings for each share and warrant they presently own. After giving effect to the merger, the Trinity shareholders will own approximately 29.4% of Adventure Holdings. In addition, the management of Adventure Holdings will receive options and warrants to acquire an additional 950,000 shares of Adventure's common stock, exercisable at $5.00 per share over terms ranging from three to five years. The business combination is subject to, among other things, the filing of definitive proxy materials with the Securities and Exchange Commission and approval of the transaction by Trinity Partners' shareholders. There can be no assurance that the proposed transaction will be consummated.

Specified Term Acquisition Reserve Trust Securities(sm)and STARTS(sm) are service marks used exclusively by HCFP/Brenner Securities LLC.

Safe Harbor Statement
This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ due to factors such as material adverse events affecting either company or the ability of either company to satisfy the conditions to completion of the business combination. Readers are referred to Trinity's most recent periodic and other reports filed with the Securities and Exchange Commission.

For further information:

         TRINITY PARTNERS ACQUISITION COMPANY INC.
         Lawrence Burstein, President
         (212) 696-4282
         lburstein@unitycapital.com